Exhibit 4.42

Seadrill Management Ltd.
Building 11, 2nd Floor
Chiswick Business Park
566 Chiswick High Road
London W4 5YS
Telephone +44 (0) 20 8811 4700

August 28, 2014

Seadrill Vencedor Ltd.
Par-la-Ville Place
14 Par-la-Ville Road
Hamilton HM08
Bermuda

Re:	Loan Agreement dated 28 September 2012 between Seadrill Limited and Seadrill Vencedor Ltd. (the “Loan Agreement”)

To the Board of Directors of Seadrill Vencedor Ltd.

We refer to the above cited Loan Agreement which relates to the senior secured credit facility agreement dated 11 June 2010 which facility is secured by the drilling unit West Vencedor (the "Bank Facility").

This letter is to inform you that Seadrill Limited, as borrower, has elected to repay in full the amounts outstanding under the Bank Facility. Pursuant to the Loan Agreement, you are not obliged to repay the Loan Agreement at this time notwithstanding payment in full of the Bank Facility by Seadrill on a voluntary basis.

Pursuant to Clause 7.3 of the Loan Agreement, on behalf of Seadrill Limited you are hereby notified and instructed to continue making payments pursuant to the terms of the Loan Agreement, in the same amounts and at the same dates as specified in the Bank Facility and the Loan Agreement, as if the Bank Facility remained in place. Such payments should be made directly to Seadrill Limited, rather than to the agent bank.

All other terms of the Loan Agreement shall remain in force

Please acknowledge receipt and agreement with the terms set forth in this notice by signing and returning a copy of this letter to us.

Sincerely,

/s/ Rune Magnus Lundetrae
Rune Magnus Lundetrae
Chief Financial Officer
Seadrill Management Ltd.

Acknowledged and Agreed:
SEADRILL VENCEDOR LTD.

By:
Name:
Title:

Cc: Mr. Graham Robjohns, CEO Seadrill Partners LLC

SCHEDULE 1

The Borrower (and, where relevant, the Borrower’s parent company or any intra-group charterer for the West Vencedor) shall grant the following security in favour of the Lender in respect of the West Vencedor:

(a)	a first priority perfected mortgage (including any deed of covenant);

(b)	a share charge over all the shares of the Borrower;

(c)	an assignment of earnings;

(d)	an assignment of earnings accounts;

(e)	an assignment of insurances; and

(f)	any notices, filings or similar required to perfect the above.